UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 29, 2013

IMPERIAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Florida	001-35064	30-0663473
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Park of Commerce Boulevard, Suite 301 Boca Raton, Florida	33487
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (561) 995-4200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On July 29, 2013, Imperial Holdings, Inc. (the “Company”) executed settlement agreements to settle previously disclosed purported class action litigation, asserting claims under Sections 11, 12 and 15 of the Securities Act of 1933, as amended, certain derivative shareholder demands (together, with the class action litigation, the “Shareholder Action”) and an insurance coverage declaratory relief complaint filed by the Company’s primary director and officer insurance liability carrier (together, with the Shareholder Action, the “Actions”). A more detailed description of the Actions and the consideration for the settlements is included in Part II, Item 1, “Litigation” and in Note 15 “Commitments and Contingencies” of the Company’s Form 10-Q for the fiscal quarter ended March 31, 2013.

Upon the effectiveness of the settlement agreements, full and complete releases will be provided to the Company as well as to the individual defendants named in the Actions. All three settlement agreements are contingent upon the effectiveness of all of the other settlements, and the proposed Shareholder Action settlements are each subject to preliminary and final court approval. Final court approval of the Shareholder Action settlements are expected by early-2014 but could be delayed by appeals or other proceedings. In addition, the Company has the right to terminate the settlement agreements if more than a certain percentages of class members elect to opt-out of the class action settlement.

CAUTIONARY STATEMENT — Certain information in this Current Report on Form 8-K is forward-looking, including our projections as to the timing of final court approval of the settlements of the Shareholder Action. Forward-looking information is based on management’s estimates, assumptions and projections, and is subject to significant uncertainties and other factors, many of which are beyond the Company’s control. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management, including, but not limited to: obtaining court approval of the proposed settlements, the number of plaintiffs who opt-out of the proposed class action settlement and whether any proposed Shareholder Action settlement is appealed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

July 29, 2013

IMPERIAL HOLDINGS, INC.
(Registrant)

By:	/s/ Michael Altschuler
Michael Altschuler
General Counsel and Secretary